Exhibit a(1)(iv)

ASA LIMITED

OFFER TO PURCHASE FOR CASH
UP TO 2,400,000 OF ITS ISSUED AND OUTSTANDING
COMMON SHARES, PAR VALUE U.S. $1.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JULY 11, 2008, UNLESS THE OFFER IS EXTENDED.

June 13, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer of ASA Limited, a Bermuda company registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Company”), to purchase up to 2,400,000 of the Company’s issued and outstanding common shares, par value U.S. $1.00 per share, upon the terms and conditions set forth in its Offer to Purchase, dated June 13, 2008, and in the related Letter of Transmittal (the “Offer”). The price to be paid for the shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share as determined by the Company at the close of regular trading on the New York Stock Exchange on July 11, 2008, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than D.F. King & Co., Inc., the “Information Agent” for the Offer, and Computershare Trust Company, N.A., the “Depositary” for the Offer, as described in the Offer to Purchase) for soliciting any shares under the Offer. The Company will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for whom they act as nominees. The Company will pay all transfer taxes on its purchase of shares, subject to instruction 6 of the Letter of Transmittal.

For your information and for forwarding to your clients, we are enclosing the following materials:

1. Offer to Purchase, dated June 13, 2008;

2. Letter of Transmittal for your use and to be provided to your clients, together with Guidelines for Certification of Taxpayer Identification Number providing information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if share certificates and all other required documents cannot be delivered to the Depositary before the Offer expires or the procedure for book-entry transfer cannot be completed before the Offer expires;

4. A form of letter that may be sent to your clients for whose accounts you hold shares registered in your name (or in the name of your nominee), with an Instruction Form for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

For shares to be properly tendered, either (1) or (2) below must happen:

(1) The Depositary must receive all of the following prior to 12:00 midnight, Eastern time, on the expiration date at one of the Depositary’s addresses set forth in Section 15 of the Offer to Purchase:

          • either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described in Section 2 of the Offer to Purchase, a confirmation of receipt of the shares; and

          • either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described in Section 2 of the Offer to Purchase; and

          • any other documents required by the Letter of Transmittal; or

(2) The guaranteed delivery procedure set forth in Section 2 of the Offer to Purchase must be followed.

The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer.

Any questions, requests for assistance, or requests for additional copies of the enclosed materials may be directed to the Information Agent at the telephone numbers or address set forth in Section 15 of the Offer to Purchase.

Sincerely,
ASA LIMITED

Nothing contained herein or in the enclosed materials shall constitute you or any other person the agent of the Company, the Information Agent, or the Depositary or authorize you or any other person to use any materials or make any statements on behalf of any of them with respect to the Offer, other than the materials enclosed herewith and the statements specifically set forth in such materials.